EXHIBIT 99.2

3rd Quarter 2004 Results Conference Call Script

JoAnn Mannise:

Good afternoon. My name is JoAnn Mannise, and I am the Director of Investor Relations at HemaCare. I would like to welcome everyone here today to our third quarter 2004 Financial Results Conference Call. With us here today is Judi Irving, HemaCare's President and Chief Executive Officer, and Robert Chilton, Executive Vice President and Chief Financial Officer.

During this call there will be forward-looking statements on a number of subjects that are based on the Company's current expectations and are subject to various risks and uncertainties. Actual results could differ materially. Our press releases and quarterly reports on Form 10-Q, as well as our other SEC filings, identify factors that could affect those results. I refer you to those documents. We do not undertake to update forward-looking statements to reflect later events and circumstances or actual outcomes.

And now I would like to introduce Judi Irving who will start with our prepared comments.

Judi Irving:

Thank you, JoAnn.

Welcome to all of you on the call. Today we announced our financial results for the third quarter ended September 30, 2004. We reported net income of $475,000, which represents our fourth consecutive quarter of profitable results since the implementation of our restructuring plan in the third quarter of 2003. In the year since we implemented the restructuring plan the Company has earned, on a pretax basis, nearly $1.5 million which represents one of the most profitable four consecutive quarter periods in the history of the Company. On a year to date basis, our pretax net income has improved by over three million dollars compared to the first nine months of 2003. Our improved performance not only reflects the elimination of the financial drain associated with the donor centers we closed as part of the restructuring plan and the costs associated with the implementation of this plan, but more importantly reflects the improved performance of our ongoing facilities now that we are able to focus our efforts on improving our core businesses.

Our ongoing blood product operations reported a revenue gain of $513,000, or 13.1%, to $4,436,000 compared with the third quarter of last year. This increase helped to offset the loss of revenue from the closures of several of our donor centers over the last twelve months. Our blood services business segment also reported a revenue gain of $60,000, or 3.3%, despite a decrease of 7.6% in the number of therapeutic procedures performed during the quarter compared to last year. This result is primarily attributable to increased procedure volume in the California market which has a higher average price than the other markets we serve. We remain very pleased with the performance of this business unit; however, historically the number of procedures and product mix in this business segment has varied substantially and we expect this variability to continue for the foreseeable future. In addition, all of our business units are highly dependent upon our ability to attract and retain qualified staff.

We are working diligently to continue to increase sales volumes in our current operations. We are exploring business opportunities that will add revenue through increased utilization of our existing capacity. In addition, we are developing a priority list of deferred infrastructure projects that we intend to address in the coming months. One of these is the installation of a new computer system that will enhance the Company's ability to collect, process and deliver blood products more efficiently and with greater assurance of compliance with the Company's safety protocols. This project is expected to involve an investment of approximately $2 million over a two-year period.

I will now turn the call over to Bob Chilton, who will review the operating results in more detail.

Bob Chilton:


Thank you, Judi.

I would like to provide some additional information regarding the financial results we announced earlier today.

As Judi mentioned, HemaCare's third quarter results produced net income of $475,000, or $.06 per share basic and diluted, compared with a net loss of $4,679,000 for the third quarter of 2003. The Company finished the quarter with a decrease in revenue of $662,000, or 9.5% to $6,318,000, compared with the third quarter of 2003. This is primarily as a result of the elimination of revenue from donor centers closed as part of the restructuring plan implemented in the third quarter of 2003. This decrease was offset in part by the Company's ongoing blood product operations that generated $513,000, or 13.1% more revenue, during the quarter than the same period in 2003. This growth is primarily the result of a 31.7% increase in single donor platelet volume during the quarter and selected increases in prices for some blood products. This increase was offset by a 12.7% decrease in whole blood volume primarily due to staffing shortages in the California mobile collection operations. The blood services segment generated $60,000, or 3.3%, greater revenue to $1,874,000, compared with the third quarter of 2003. This growth reflects a 7.6% decline in overall procedure volume, offset by a higher average charge per procedure. The number of therapeutic procedures performed during the quarter was 1,502, compared with 1,626 for the same period in 2003.
This decrease is attributable to the closure of blood service operations in Illinois, North Carolina, and Pennsylvania, as well as a decline in the number of procedures performed in the New York market. Offsetting this decrease, is a 17.4% increase in the number of procedures performed in the Southern California market.
This geographic shift of procedures performed increased the average fee per procedure. Charges associated with California procedures include a charge for the use of Company owned equipment, which is not always the case outside of California. As we have noted in the past, our experience is that the number of procedures, and type of procedures performed, can fluctuate greatly from quarter to quarter.

Gross profit for the quarter from the blood products segment increased $1,326,000, to $738,000 compared to an operating loss of $588,000 in 2003. This improvement was due to the elimination of losses from under-performing donor centers that were closed in late 2003, the elimination of the costs associated with the implementation of the restructuring plan, and increased operating efficiencies derived from larger platelet sales volumes at the ongoing donor centers. The gross profit percentage for the ongoing donor centers during the third quarter improved to 16.5%, compared with just 4.3% during the same period in 2003.

General and administrative expenses decreased in the third quarter of 2004 by $377,000, or 26.2%, when compared with the same period in 2003. This is the result of several factors including a $217,000 decrease in bad debt expense, a $55,000 decrease in accounting fees, a $58,000 decrease in depreciation expense, and a $57,000 decrease in overhead salary expense. The decrease in bad debt expense reflects the elimination of additions to the allowance for doubtful accounts in the third quarter of 2003 associated with the closure of donor centers as part of the restructuring plan. The reduction in accounting fees reflects a change to a lower cost auditing firm, and a change in the third quarter of 2003 to expense audit and tax preparation fees in the year under audit and the year of the tax return. The decrease in depreciation expense reflects the elimination of depreciation expense recognized in the third quarter of 2003 associated with selected assets that were determined to have no remaining value to the Company. Finally, the decrease in overhead salary reflects the elimination of several overhead positions related to the implementation of management's restructuring plan. These reductions in general and administrative expenses were partially offset by a $48,000 increase in bonus expense compared with the same period in 2003. This is the result of the accrual of management bonuses based on the achievement of profit targets.

The balance sheet as of September 30, 2004 shows cash and cash equivalents of $1,506,000 compared to $935,000 as of the end of 2003. Working capital increased substantially to $2,564,000 from $1,179,000 as of the end of 2003. Our operations are now producing a steady stream of positive cash flow, enabling the Company to eliminate debt and build cash reserves. As an example, the Company has paid off all of the debt owed to Comerica Bank, or $695,000, in 2004. Net accounts receivable increased to $3,259,000 from $3,128,000 as of December 31, 2003. The Company experienced an increase in the days sales outstanding statistic since the end of 2003 to 47 days compared with 42 days as of December 31, 2003; however, this level is consistent with the days sales outstanding statistic as of September 30, 2003 which stood at 45 days.

Finally, the Company continues to derive the benefit of deferred tax carryforwards that has eliminated the need to recognize federal income tax expense this year. We continue to evaluate the level of our deferred tax valuation reserve given our recent improved profitability, but plan to proceed cautiously when considering changes to this reserve.

This concludes my prepared remarks regarding the third quarter 2004 financial results. I would like to now turn the call back over to Judi for some concluding remarks.

Judi Irving:

Thank you Bob.

In closing, we are pleased with the performance of the Company over the past year. Our consistent profitability has strengthened our balance sheet and provides the resources we need to invest back into the business. We are prioritizing a list of deferred infrastructure improvement projects, that we feel are necessary for revenue growth. We will continue to work hard to solidify the gains we have made and take all appropriate steps to enhance the opportunity for future profitability.

This concludes our prepared remarks.

We will now open the conference for your questions.
Operator, would you please provide the callers with the necessary instructions.